CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-lA (the "Registration Statement") of our report dated November 21, 1995, relating to the financial statements and financial highlights of Evergreen U.S. Real Estate Equity Fund one of the portfolios constituting the Evergreen Real Estate Trust,which report is also also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Auditors" and "Financial Statements" in the Statements of Additional Information.

/s/ Price Waterhouse LLP
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Price Waterhouse LLP
New York, NY 10036
November 21, 1995